Exhibit 99.1

State Street Reports EPS of $0.98 for the Second Quarter of 2012 on Revenue of $2.42 Billion

On an Operating Basis Records EPS of $1.01 on Revenue of $2.43 Billion

Announced Intent to Acquire the Hedge-Fund Administration Business of Goldman Sachs

BOSTON--(BUSINESS WIRE)--July 17, 2012--State Street Corporation today announced second-quarter 2012 earnings per common share of $0.98, down 2% from $1.00 in the second quarter of 2011 and up 15% from $0.85 in the first quarter of 2012. Revenue in the second quarter of 2012 was $2.42 billion, down 3% from $2.49 billion in the second quarter of 2011 and nearly flat with the first quarter of 2012. Expenses of $1.77 billion were flat with the second quarter of 2011 and decreased 3% from $1.84 billion in the first quarter of 2012. Return on average common shareholders’ equity was 10.0% in the second quarter of 2012, compared to 10.6% in the second quarter of 2011 and 8.8% in the first quarter of 2012.

Operating highlights from today’s news release are below:

  Total operating-basis revenue increased by $23 million, or 1%, compared to the first quarter, driven by the seasonal increase in securities finance as well as growth in the core business, offset partially by weakness in international markets.
  The Company achieved positive operating leverage of approximately 490 basis points, reflecting reductions in compensation expenses and overall expense control, comparing the second and first quarters of 2012 on an operating basis1.
  Compensation and employee benefits expenses decreased $122 million, or 11%, from the first quarter of 2012, reflecting the impact of seasonally high compensation and benefits costs in the first quarter and the continuing success of the business operations and information technology transformation program. As a result, on an operating basis, we achieved a ratio of compensation and employee benefits expenses to total revenue of 38.8%.
  The business operations and information technology transformation program is on track to achieve an expected $94 million of annual pre-tax, run-rate operating-basis expense savings1 in 2012 compared to the Company’s 2010 run rate.2
  In the second quarter of 2012, the Company purchased $480 million of its common shares at an average price of $43.26.
  As previously announced, the planned acquisition of the hedge-fund administration business of Goldman Sachs, subject to regulatory approval, establishes State Street as the market leader in this fast-growing market.3

Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, “During the second quarter our business performed well in a challenging economic environment which included increasing weakness in international markets. Compared to the first quarter of 2012, we achieved positive operating leverage due primarily to the reduction in compensation expenses, solid overall expense management and continued business momentum fueled by the impact of new business installations in our core asset servicing and asset management businesses.”

Hooley continued, “As we have stated previously, we are approaching the second half of 2012 with continued caution. The global economic environment remains challenging and so we are focused on controlling what we can: delivering value-added solutions to our clients, executing on our business operations and information technology transformation program and continuing to manage expenses.”

Hooley concluded, “We are pleased to have announced earlier today, our intent to purchase Goldman Sachs’ hedge-fund administration business, subject to regulatory approval. This acquisition will establish us as the market-leader3 in servicing hedge funds. We expect this transaction to close in the fourth quarter of 2012.”

(1) Operating basis is a non-GAAP presentation. For an explanation of our operating-basis information, refer to the addendum included in this news release.

(2) Estimated pre-tax, run-rate operating-basis expense savings relate only to the Business Operations and Information Technology Transformation program and are based on improvement from operating-basis expenses in 2010; actual expenses of the Company may increase or decrease due to other factors.

(3) Based on HFMWeek Assets under Administration Survey, May 31, 2012, which cited $505.5 billion and $200.6 billion of assets serviced for State Street and Goldman Sachs, respectively.

NON-GAAP FINANCIAL MEASURES

In addition to presenting State Street’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on a non-GAAP, or “operating” basis, in order to highlight comparable financial trends and other characteristics with respect to State Street’s business operations from period to period. Descriptions of our non-GAAP, or operating-basis financial measures, together with reconciliations of operating-basis information to GAAP-basis information, are provided in the addendum included in this news release.

On an operating basis, earnings per common share of $1.01 were up 5% from $0.96 in the second quarter of 2011 and up 20% from $0.84 in the first quarter of 2012. Revenue decreased 2% to $2.43 billion from $2.47 billion in the second quarter of 2011 and was up 1% from $2.40 billion in the first quarter of 2012. Operating-basis expenses of $1.73 billion decreased 2% from $1.76 billion in the second quarter of 2011 and were down 4% from $1.80 billion in the first quarter of 2012. On an operating basis, comparing the second quarter of 2012 with the second quarter of 2011, negative operating leverage was approximately 25 basis points and compared to the first quarter of 2012, positive operating leverage was approximately 490 basis points. Operating-basis return on average common shareholders’ equity was 10.3% compared to 10.2% in the second quarter of 2011 and 8.6% in the first quarter of 2012.

The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating (non-GAAP) basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Operating-basis (non-GAAP) measures for the quarters ended:
	Q2 2012	Q1 2012	% Increase (Decrease)	Q2 2011	% Increase (Decrease)
Total revenue(1)	$2,426	$2,403	1.0%	$2,473	(1.9)%
Total expenses(1)	$1,728	$1,799	(4.0)%	$1,757	(1.7)%
Earnings per common share(1)	$1.01	$0.84	20.2%	$0.96	5.2%
Return on average common equity(1)	10.3%	8.6%	170 bps	10.2%	10 bps

As of period end:
Total assets	$200,777	$187,956	6.8%	$190,455	5.4%
Net unrealized loss on investment portfolio, after-tax	$(54)	$(81)	33.3%	$(94)	42.6%

AUCA and AUM (dollars in billions):
Assets under custody and administration(2)	$22,423	$23,208	(3.4)%	$22,762	(1.5)%
Assets under management	$1,908	$1,980	(3.6)%	$2,097	(9.0)%
Capital ratios(3):
Total capital ratio	21.5%	20.7%	80 bps	20.8%	70 bps
Tier 1 capital ratio	19.9%	19.1%	80 bps	18.9%	100 bps
Tier 1 leverage ratio	7.7%	7.8%	(10) bps	8.6%	(90) bps
Tier 1 common ratio	17.9%	17.2%	70 bps	16.9%	100 bps
TCE ratio	7.2%	7.5%	(30) bps	7.3%	(10) bps

(1) Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included in this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

(2) Includes assets under custody of $16.387 trillion, $16.912 trillion, and $16.789 trillion, respectively, as of period-end Q2 2012, Q1 2012 and Q2 2011.

(3) Unless otherwise specified, all Basel I capital ratios referenced in the table above and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included in this news release for a further description of these ratios, and for reconciliations applicable to the tier 1 common and TCE ratios presented in this table.

Total assets were $201 billion and $188 billion, which included $25 billion and $17 billion of excess deposits held at the Federal Reserve and other central banks, at June 30, 2012 and March 31, 2012, respectively. The average balance sheet for the second quarter of 2012 was $189 billion, compared to $164 billion for the second quarter of 2011 and $188 billion for the first quarter of 2012. State Street’s regulatory capital ratios continue to be strong as of June 30, 2012, with the Company’s total capital ratio at 21.5%, its tier 1 capital ratio at 19.9% and its tier 1 leverage ratio at 7.7%. In addition, as of June 30, 2012, the Company’s tier 1 common ratio was 17.9%, and its TCE ratio was 7.2%. June 30, 2012 ratios adjusted for the effects of the applicable methodologies provided for in the Basel III capital requirements were: total capital ratio of 15.5%, tier 1 capital ratio of 13.9%, tier 1 leverage ratio of 6.1%, and tier 1 common ratio of 12.7%. As of June 30, 2012, we estimated our Basel III capital ratios, which were calculated consistent with our disclosures in prior quarters and addressed only those Basel III rules that are expected to affect capital beginning in 2013. Refer to the addendum included in this news release for information concerning the specified capital ratios and for reconciliations of these ratios to ratios calculated under currently applicable regulatory requirements.

At June 30, 2012, the net after-tax unrealized mark-to-market losses in the investment portfolio were $54 million, an improvement from net unrealized mark-to-market losses of $81 million at March 31, 2012, primarily due to the benefit of lower rates, offset partially by the impact of wider spreads, and from $374 million at December 31, 2011, primarily due to the impact of narrower spreads and modestly lower rates.

The Company recorded $74 million of pre-tax conduit-related accretion in the second quarter of 2012. Looking ahead, the Company continues to expect to record aggregate pre-tax conduit-related accretion of approximately $900 million in interest revenue from July 1, 2012 through the remaining terms of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds, credit quality and sales.

The following tables provide the components of operating-basis revenue and operating-basis expenses for the periods noted:

Operating-Basis Revenue (non-GAAP)(1)

(Dollars in millions)			% Increase/ (Decrease)		% Increase/ (Decrease)
	Q2 2012	Q1 2012		Q2 2011
Servicing fees	$1,086	$1,078	0.7%	$1,124	(3.4)%
Investment management fees	246	236	4.2%	250	(1.6)%
Trading services revenue	255	280	(8.9)%	311	(18.0)%
Securities finance revenue	143	97	47.4%	137	4.4%
Processing fees and other revenue	48	94	(48.9)%	70	(31.4)%
Net interest revenue, fully taxable-equivalent basis	629	607	3.6%	554	13.5%
Gains related to investment securities, net	19	11	72.7%	27	(29.6)%
Total Operating-Basis Revenue	$2,426	$2,403	1.0%	$2,473	(1.9)%

(1) Net interest revenue for the second and first quarters of 2012 and second quarter of 2011, presented in the table, included $31 million, $31 million and $33 million, respectively, of tax-equivalent adjustments, and excluded $74 million, $49 million and $51 million, respectively, of conduit-related discount accretion. GAAP-basis net interest revenue for these periods was $672 million, $625 million and $572 million, respectively. Refer to the addendum included in this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

Operating-Basis Expenses (non-GAAP)(1)

(Dollars in millions)	Q2 2012	Q1 2012	% Increase/ (Decrease)	Q2 2011	% Increase/ (Decrease)
Compensation and employee benefits
	$942	$1,064	(11.5)%	$1,009	(6.6)%
Information systems and communications
	208	191	8.9%	199	4.5%
Transaction processing services	172	181	(5.0)%	193	(10.9)%
Occupancy	115	119	(3.4)%	113	1.8%
Other	291	244	19.3%	243	19.8%
Total Operating-Basis Expenses
	$1,728	$1,799	(4.0)%	$1,757	(1.7)%

(1) Refer to the addendum included in this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

SECOND-QUARTER 2012 RESULTS VS. SECOND-QUARTER 2011

Servicing fees declined 3% to $1.086 billion from $1.124 billion in the second quarter of 2011. The decrease reflected weakness in international markets and the impact of the weaker Euro, offset partially by net new business and a slight increase in the S & P 500. Total assets under custody and administration were $22.423 trillion at June 30, 2012, down 1.5% compared to $22.762 trillion at June 30, 2011. Daily average values as measured by the S & P 500 Index were up approximately 2% and by the MSCI® EAFE IndexES were down approximately 17% from the second quarter of 2011.

Investment management fees, generated by State Street Global Advisors, were $246 million, down 2% from $250 million in the second quarter of 2011 due primarily to weaker international equity markets, partially offset by net new business. Total assets under management at June 30, 2012, were $1.908 trillion, down 9% compared to $2.097 trillion at June 30, 2011. Average month-end equity valuations as measured by the S & P 500 Index were up 1% and by the MSCI® EAFE IndexES were down approximately 18% from the second quarter of 2011.

Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, was $255 million for the second quarter of 2012, a decrease of 18% from $311 million in the second quarter of 2011. Foreign exchange trading revenue decreased 24% primarily due to lower volatilities reflecting overall weakness in capital markets, offset partially by higher volumes. Brokerage and other fees were down 11% primarily due to weaker revenue in sales and trading.

Securities finance revenue was $143 million in the quarter, up 4% from $137 million in the second quarter of 2011, due primarily to higher spreads, partially offset by lower volumes. Processing fees and other revenue were $48 million in the second quarter of 2012, down 31% from $70 million in the second quarter of 2011 due primarily to a gain on an early termination of a lease in the second quarter of 2011 and amortization expenses related to tax-advantaged investments in the second quarter of 2012.

Net interest revenue on a fully taxable-equivalent basis, including conduit-related discount accretion, was $703 million in the second quarter of 2012, compared to $605 million in the second quarter of 2011. On an operating basis, excluding discount accretion, net interest revenue was $629 million, an increase of 14% from $554 million in the second quarter of 2011 primarily due to higher earning assets as well as lower funding costs, partially offset by lower yields on our earning assets. Including the impact of discount accretion, net interest margin was 172 basis points in the second quarter of 2012 compared to 176 basis points in the second quarter of 2011. Operating-basis net interest margin, excluding the impact of discount accretion, but including the excess deposits held at the Federal Reserve and other central banks, was 154 basis points in the second quarter of 2012 compared to 161 basis points in the second quarter of 2011.

In the second quarter of 2012, on an operating basis, we recorded $32 million of net gains from sales of available-for-sale securities and, separately, $13 million of net losses from other-than-temporary impairment, resulting in $19 million of net gains related to investment securities.

Operating-basis expenses of $1.728 billion in the second quarter of 2012 decreased 2% compared to $1.757 billion in the second quarter of 2011. Compensation and employee benefits expenses decreased 7% from $1,009 million to $942 million, primarily resulting from lower incentive compensation and the continued execution of the business operations and information technology transformation program, offset partially by merit increases awarded in April 2012. Information systems and communications were $208 million in the second quarter of 2012, up 5% from $199 million in the second quarter of 2011 due primarily to costs related to our service providers associated with the business operations and information technology transformation program. Transaction processing services expenses were $172 million, down about 11% from $193 million due primarily to lower volumes in the investment servicing business. Other operating-basis expenses increased 20% to $291 million from $243 million, primarily due to higher securities processing costs and increased costs for professional services.

The effective tax rate on second-quarter 2012 GAAP-basis earnings was 24.9%, down from 28.2% in the second quarter of 2011. The effective tax rate on operating-basis earnings for the second quarter of 2012 was 24.7%, down from 26.6% in the first quarter of 2012 and 27.5% in the second quarter of 2011. The decrease in the effective tax rate in the second quarter of 2012 is primarily due to an increase in tax-advantaged investments in renewable energy. Our effective tax rate on operating-basis earnings for the full year 2012 is expected to be in the range of 25% to 26%.

SECOND-QUARTER 2012 RESULTS VS. FIRST-QUARTER 2012

Servicing fees were $1.086 billion, up 1% from $1.078 billion in the first quarter of 2012. The increase was primarily due to net new business, offset partially by weaker daily average valuation in international equity markets. Daily average values as measured by the S & P 500 were approximately flat and by the MSCI® EAFE IndexES were down approximately 6%. Management fees were $246 million, up 4% from $236 million. The increase in management fees was primarily due to net new business, offset partially by lower average month-end valuations in international equity markets. Average month-end equity valuations as measured by the S & P 500 were approximately flat and by the MSCI® EAFE IndexES were down approximately 7%. Trading services revenue, which includes foreign exchange trading and brokerage and other fees, was $255 million, down 9% from $280 million in the first quarter of 2012. Foreign exchange trading revenue of $129 million was down 13% from $149 million in the first quarter of 2012 due to lower volatility reflecting overall weakness in capital markets, partially offset by higher volumes. Brokerage and other fee revenue was $126 million, down 4% from $131 million in the first quarter of 2012 primarily due to weaker revenue in sales and trading. Securities finance revenue was $143 million, up 47% from $97 million primarily due to seasonality. Processing fees and other revenue was $48 million, down 49% from $94 million due primarily to the first-quarter impact of fair-value adjustments related to positions in the fixed-income trading initiative and second-quarter amortization expense related to our tax-advantaged investments.

Fully taxable-equivalent net interest revenue, including discount accretion, in the second quarter of 2012 totaled $703 million, up from $656 million in the first quarter of 2012. On an operating basis, excluding discount accretion, fully taxable-equivalent net interest revenue in the second quarter of 2012 was $629 million, up 4% from $607 million in the first quarter primarily due to lower funding costs and a larger investment portfolio, offset partially by lower asset yields generally.

Compared to the first quarter of 2012, compensation and employee benefits expenses in the second quarter of 2012 decreased $122 million, or 11%, to $942 million from $1,064 million. This decrease was primarily due to the impact of the seasonal accounting effects of approximately $105 million of equity compensation for retirement-eligible employees and payroll taxes in the first quarter and expense savings from the business operations and information technology transformation program in the second quarter, offset partially by merit increases effective April 1, 2012. Information systems and communication expense increased $17 million to $208 million, or 9% from $191 million in the first quarter of 2012 due to costs related to our service providers associated with the business operations and information technology transformation program. Transaction processing expense decreased 5% to $172 million in the second quarter of 2012 from $181 million in the first quarter of 2012 due to lower volumes in the investment servicing business. Operating-basis other expenses were $291 million, an increase of 19% from $244 in the first quarter due primarily to the impact of higher securities processing costs and an increase in professional services, driven primarily by regulatory costs.

ADDITIONAL INFORMATION

All per share amounts represent fully diluted earnings per common share. Return on average common shareholders’ equity is determined by dividing annualized net income available to common equity by average common shareholders’ equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation. Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each as determined on an operating basis.

INVESTOR CONFERENCE CALL

State Street will webcast an investor conference call today, Tuesday, July 17, 2012, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 888/391-4233 in the U.S. or at +1 706/679-5594 outside of the U.S. The Conference ID is #92602998. Recorded replays of the conference call will be available on the web site, and by telephone at +1 855/859-2056 inside the U.S. or at +1 404/537-3406 outside the U.S. beginning approximately two hours after the call’s completion. The Conference ID is 92602998. The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street’s website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events and under the title “Events and Presentations.”

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $22.423 trillion in assets under custody and administration and $1.908 trillion in assets under management at June 30, 2012, State Street operates in 29 countries and more than 100 geographic markets and employs 29,665 worldwide. For more information, visit State Street’s web site at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

Forward-Looking Statements

This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as "plan," "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target,” and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to July 17, 2012.

Important factors that may affect future results and outcomes include, but are not limited to:

  the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure including, for example, the direct and indirect effects on counterparties of the current sovereign debt risks in Europe and other regions;
  financial market disruptions or economic recession, whether in the U.S., Europe or other regions internationally;
  increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition of the assets on our consolidated statement of condition and the possibility that we may be required to change the manner in which we fund those assets;
  the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;
  the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;
  the credit quality, credit agency ratings, and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;
  our ability to attract deposits and other low-cost, short-term funding, and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;
  the manner in which the Federal Reserve and other regulators implement the Dodd-Frank Act, Basel III, European directives with respect to banking and financial instruments and other regulatory initiatives in the U.S. and internationally, including regulatory developments that result in changes to our operating model or other changes to the provision of our services;
  adverse changes in required regulatory capital ratios, whether arising under the Dodd-Frank Act, Basel II or Basel III, or due to changes in regulatory positions or regulations in jurisdictions in which we engage in banking activities;
  approvals required by the Federal Reserve or other regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and equity repurchases, that may restrict or limit our growth plans, distributions to shareholders, equity purchase programs or other capital initiatives;
  changes in law or regulation that may adversely affect our, our clients’ or our counterparties’ business activities and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements and changes that expose us to risks related to compliance;
  the maintenance of credit agency ratings for our debt and depository obligations as well as the level of credibility of credit agency ratings;
  delays or difficulties in the execution of our previously announced business operations and information technology transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program, resulting in increased volatility of our earnings;
  the results of, and costs associated with, government investigations, litigation, and similar claims, disputes, or proceedings;
  the possibility that our clients will incur substantial losses in investment pools where we act as agent, and the possibility of significant reductions in the valuation of assets;
  adverse publicity or other reputational harm;
  dependencies on information technology, complexities and costs of protecting the security of our systems and difficulties with protecting our intellectual property rights;
  our ability to grow revenue, attract and/or retain and compensate highly skilled people, control expenses and attract the capital necessary to achieve our business goals and comply with regulatory requirements;
  potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of consolidation, and perceptions of State Street as a suitable service provider or counterparty;
  potential changes in how clients compensate us for our services, and the mix of services that clients choose from us;
  the risks that acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm relationships with clients, employees or regulators;
  the ability to complete acquisitions, divestitures and joint ventures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;
  our ability to recognize emerging clients’ needs and to develop products that are responsive to such trends and profitable to the company; the performance of and demand for the products and services we offer, including the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
  our ability to measure the fair value of the investment securities on our consolidated statement of condition;
  our ability to control operating risks, data security breach risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;
  changes in accounting standards and practices; and
  changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2011 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, July 17, 2012, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.

STATE STREET CORPORATION
Earnings Release Addendum
CONSOLIDATED FINANCIAL HIGHLIGHTS
June 30, 2012

	Quarters Ended			% Change
				Q2 2012	Q2 2012
	June 30,	March 31,	June 30,	vs.	vs.
(Dollars in millions, except per share amounts or where otherwise noted)	2012	2012	2011	Q1 2012	Q2 2011

Revenue:
Fee revenue	$1,778	$1,785	$1,892	-	(6)%
Net interest revenue (1)	672	625	572	8%	17
Net gains (losses) from sales of investment securities (2)	(14)	19	62
Net losses from other-than-temporary impairment	(13)	(8)	(35)
Total Revenue	2,423	2,421	2,491	-	(3)
Provision for Loan Losses	(1)	-	2
Expenses:
Expenses from operations	1,728	1,799	1,757	(4)	(2)
Acquisition and restructuring costs	37	21	17
Litigation settlement costs	7	15	-
Income tax expense	162	159	202
Net Income	490	427	513	15	(4)

Net Income Available to Common Shareholders	480	417	502

Diluted Earnings Per Common Share	.98	.85	1.00	15	(2)

Average Diluted Common Shares Outstanding (in thousands)	488,518	490,454	501,044

Cash Dividends Declared Per Common Share	$.24	$.24	$.18
Closing Price Per Share of Common Stock (at quarter end)	44.64	45.50	45.09

Ratios:
Return on average common equity	10.0%	8.8%	10.6%
Net interest margin, fully taxable-equivalent basis	1.72	1.64	1.76
Tier 1 risk-based capital	19.9	19.1	18.9
Total risk-based capital	21.5	20.7	20.8
Tier 1 leverage	7.7	7.8	8.6
Tier 1 common to risk-weighted assets (3)	17.9	17.2	16.9
Tangible common equity to tangible assets (3)	7.2	7.5	7.3

At Quarter End:
Assets Under Custody and Administration (4) (in trillions)	$22.42	$23.21	$22.76
Assets Under Management (in trillions)	1.91	1.98	2.10

	Six Months Ended		% Change
			2012
	June 30,	June 30,	vs.
(Dollars in millions, except per share amounts)	2012	2011	2011

Revenue:
Fee revenue	$3,563	$3,683	(3)%
Net interest revenue (1)	1,297	1,149	13
Net gains from sales of investment securities (2)	5	66
Net losses from other-than-temporary impairment	(21)	(46)
Total Revenue	4,844	4,852	-
Provision for Loan Losses	(1)	1
Expenses:
Expenses from operations	3,527	3,440	3
Acquisition and restructuring costs	58	36	61
Litigation settlement costs	22	-
Income tax expense	321	391
Net Income	917	984	(7)

Net Income Available to Common Shareholders	897	968	(7)

Diluted Earnings Per Common Share	1.83	1.93	(5)

Average Diluted Common Shares Outstanding (in thousands):	489,145	500,753

Cash Dividends Declared Per Common Share	$.48	$.36

Return on average common equity	9.4%	10.6%
Net interest margin, fully taxable-equivalent basis	1.68	1.80

(1) Included discount accretion related to former conduit securities of $74 million, $49 million and $51 million for the quarters ended June 30, 2012, March 31, 2012 and June 30, 2011, respectively, and $123 million and $113 million for the six months ended June 30, 2012 and 2011, respectively.

(2) Included loss from sale of Greek investment securities of $46 million for the quarter ended June 30, 2012.

(3) Ratios are non-GAAP financial measures. Refer to accompanying reconciliations for additional information.

(4) Included assets under custody of $16.39 trillion, $16.91 trillion and $16.79 trillion, respectively.

STATE STREET CORPORATION
Earnings Release Addendum
CONSOLIDATED FINANCIAL RESULTS
Quarters and Six Months Ended June 30, 2012 and 2011

	Quarters Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
(Dollars in millions, except per share amounts)	2012	2011	% Change	2012	2011	% Change

Fee Revenue:
Servicing fees	$1,086	$1,124	(3)%	$2,164	$2,219	(2)%
Management fees	246	250	(2)	482	486	(1)
Trading services	255	311	(18)	535	613	(13)
Securities finance	143	137	4	240	203	18
Processing fees and other	48	70	(31)	142	162	(12)
Total fee revenue	1,778	1,892	(6)	3,563	3,683	(3)

Net Interest Revenue:
Interest revenue	786	719	9	1,551	1,453	7
Interest expense	114	147	(22)	254	304	(16)
Net interest revenue (1)	672	572	17	1,297	1,149	13

Gains (Losses) related to investment securities, net:
Net gains (losses) from sales of investment securities	(14)	62		5	66
Losses from other-than-temporary impairment	(21)	(44)		(46)	(79)
Losses not related to credit	8	9		25	33
Gains (Losses) related to investment securities, net	(27)	27		(16)	20
Total revenue	2,423	2,491	(2.7)	4,844	4,852	(0.2)

Provision for loan losses	(1)	2		(1)	1

Expenses:
Compensation and employee benefits	942	1,009	(7)	2,006	1,983	1
Information systems and communications	208	199	5	399	390	2
Transaction processing services	172	193	(11)	353	373	(5)
Occupancy	115	113	2	234	220	6
Acquisition and restructuring costs	37	17		58	36
Other	298	243	23	557	474	18
Total expenses	1,772	1,774	(0.1)	3,607	3,476	3.8
Income before income tax expense	652	715	(9)	1,238	1,375	(10)
Income tax expense	162	202		321	391
Net income	$490	$513	(4)	$917	$984	(7)

Adjustments to net income:
Dividends on preferred stock	$(7)	$(7)		$(14)	$(7)
Earnings allocated to participating securities	(3)	(4)		(6)	(9)
Net income available to common shareholders	$480	$502		$897	$968

Earnings Per Common Share:
Basic	$1.00	$1.01	(1)	$1.86	$1.95	(5)
Diluted	.98	1.00	(2)	1.83	1.93	(5)

Average Common Shares Outstanding (in thousands):
Basic	481,404	496,806		483,165	497,137
Diluted	488,518	501,044		489,145	500,753

Consolidated financial results presented above were prepared in conformity with accounting principles generally accepted in the U.S.

(1) Net interest revenue on a fully taxable-equivalent basis was $703 million and $605 million for the quarters ended June 30, 2012 and 2011, respectively, and $1.36 billion and $1.21 billion for the six months ended June 30, 2012 and 2011, respectively. These amounts included tax-equivalent adjustments of $31 million and $33 million for the quarters ended June 30, 2012 and 2011, respectively, and $62 million and $64 million for the six months ended June 30, 2012 and 2011, respectively.

STATE STREET CORPORATION
Earnings Release Addendum
CONSOLIDATED FINANCIAL RESULTS
Quarters Ended June 30, 2012 and March 31, 2012

	Quarters Ended
	June 30,	March 31,
(Dollars in millions, except per share amounts)	2012	2012	% Change

Fee Revenue:
Servicing fees	$1,086	$1,078	1%
Management fees	246	236	4
Trading services	255	280	(9)
Securities finance	143	97	47
Processing fees and other	48	94	(49)
Total fee revenue	1,778	1,785	(0.4)

Net Interest Revenue:
Interest revenue	786	765	3
Interest expense	114	140	(19)
Net interest revenue (1)	672	625	8

Gains (Losses) related to investment securities, net:
Net gains (losses) from sales of investment securities	(14)	19
Losses from other-than-temporary impairment	(21)	(25)
Losses not related to credit	8	17
Gains (Losses) related to investment securities, net	(27)	11
Total revenue	2,423	2,421	0.1

Provision for loan losses	(1)	-

Expenses:
Compensation and employee benefits	942	1,064	(11)
Information systems and communications	208	191	9
Transaction processing services	172	181	(5)
Occupancy	115	119	(3)
Acquisition and restructuring costs	37	21	76
Other	298	259	15
Total expenses	1,772	1,835	(3.4)
Income before income tax expense	652	586	11
Income tax expense	162	159
Net income	$490	$427	15

Adjustments to net income:
Dividends on preferred stock	$(7)	$(7)
Earnings allocated to participating securities	(3)	(3)
Net income available to common shareholders	$480	$417

Earnings Per Common Share:
Basic	$1.00	$.86	16
Diluted	.98	.85	15

Average Common Shares Outstanding (in thousands):
Basic	481,404	484,942
Diluted	488,518	490,454

Consolidated financial results presented above were prepared in conformity with accounting principles generally accepted in the U.S.

(1) Net interest revenue on a fully taxable-equivalent basis was $703 million and $656 million for the quarters ended June 30, 2012 and March 31, 2012, respectively. These amounts included tax-equivalent adjustments of $31 million for each of the quarters ended June 30, 2012 and March 31, 2012.

STATE STREET CORPORATION
Earnings Release Addendum
CONSOLIDATED STATEMENT OF CONDITION

	June 30,	December 31,	June 30,
(Dollars in millions, except per share amounts)	2012	2011	2011

Assets
Cash and due from banks	$6,088	$2,193	$4,572
Interest-bearing deposits with banks	31,145	58,886	30,899
Securities purchased under resale agreements	8,144	7,045	1,923
Trading account assets	606	707	2,427
Investment securities available for sale	106,378	99,832	94,783
Investment securities held to maturity	7,807	9,321	11,131
Loans and leases (less allowance for losses of $22, $22 and $54)	12,338	10,031	12,878
Premises and equipment	1,702	1,747	1,853
Accrued income receivable	1,914	1,822	1,871
Goodwill	5,611	5,645	5,748
Other intangible assets	2,334	2,459	2,616
Other assets	16,710	17,139	19,754
Total assets	$200,777	$216,827	$190,455

Liabilities
Deposits:
Noninterest-bearing	$41,194	$59,229	$28,065
Interest-bearing -- U.S.	11,209	7,148	987
Interest-bearing -- Non-U.S.	91,368	90,910	96,357
Total deposits	143,771	157,287	125,409

Securities sold under repurchase agreements	8,893	8,572	9,171
Federal funds purchased	671	656	3,076
Other short-term borrowings	4,714	4,766	8,642
Accrued expenses and other liabilities	16,439	18,017	14,779
Long-term debt	6,392	8,131	9,544
Total liabilities	180,880	197,429	170,621

Shareholders' Equity
Preferred stock, no par: 3,500,000 shares authorized; 5,001 shares issued and outstanding	500	500	500
Common stock, $1 par: 750,000,000 shares authorized; 503,930,869, 503,965,849 and 504,051,907 shares issued	504	504	504
Surplus	9,623	9,557	9,474
Retained earnings	10,846	10,176	9,430
Accumulated other comprehensive (loss) income	(537)	(659)	160
Treasury stock, at cost (25,108,775, 16,541,985, and 5,158,344 shares)	(1,039)	(680)	(234)
Total shareholders' equity	19,897	19,398	19,834
Total liabilities and shareholders' equity	$200,777	$216,827	$190,455

STATE STREET CORPORATION
Earnings Release Addendum
Supplemental Information - Explanation of Non-GAAP Financial Measures

Non-GAAP Financial Measures

In addition to presenting State Street’s financial results in conformity with U.S. generally accepted accounting principles, referred to as GAAP, management also presents results on a non-GAAP, or "operating," basis, in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared and reported in accordance with GAAP. This earnings release addendum includes financial information presented on a GAAP as well as on an operating basis, and provides reconciliations of operating-basis financial measures.

This earnings release addendum also includes capital ratios in addition to, or adjusted from, those calculated in accordance with currently applicable regulatory requirements. These include capital ratios based on tier 1 common risk-based capital and tangible common equity, as well as capital ratios adjusted to reflect our estimate of the impact of the Basel III capital requirements. These non-regulatory and adjusted capital measures are non-GAAP financial measures. Management currently evaluates the non-GAAP capital ratios presented in this earnings release addendum to aid in its understanding of State Street’s capital position under a variety of standards, including currently applicable and evolving regulatory requirements. Management believes that the use of the non-GAAP capital ratios described in this earnings release addendum similarly aids in an investor's understanding of State Street's capital position and therefore is of interest to investors. In addition to the reconciliations of the capital ratios described below, this earnings release addendum also includes reconciliations of Basel III-adjusted capital ratios to capital ratios calculated under currently applicable requirements.

Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP and capital ratios determined in conformity with currently applicable regulatory requirements.

Capital Ratios

The total risk-based capital, tier 1 risk-based capital and tier 1 leverage ratios, as applicable, are each calculated in accordance with currently applicable regulatory requirements. The total risk-based capital, tier 1 risk-based capital and tier 1 leverage ratios are used regularly by bank regulatory authorities to evaluate State Street's capital adequacy. The tier 1 common risk-based, or tier 1 common, ratio is used by the Federal Reserve in connection with its capital assessment and review programs. The tangible common equity, or TCE, ratio is an additional capital ratio that management believes provides additional context for understanding and assessing State Street's capital adequacy.

The tier 1 common ratio is calculated by dividing (a) tier 1 risk-based capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities, by (b) total risk-weighted assets, which assets are calculated in accordance with currently applicable regulatory requirements. The tier 1 common ratio is not required by GAAP or on a recurring basis by bank regulations. Management is currently monitoring this ratio, along with the other capital ratios described in this earnings release addendum, in evaluating State Street’s capital levels and believes that, at this time, the ratio may be of interest to investors. Reconciliations with respect to the tier 1 common ratios as of June 30, 2012, March 31, 2012 and June 30, 2011 are provided in this earnings release addendum.

The TCE ratio is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets net of related deferred taxes. Total assets reflected in the TCE ratio also exclude cash balances on deposit at the Federal Reserve Bank and other central banks in excess of required reserves. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, State Street's TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and adjusted tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE ratio as of June 30, 2012, March 31, 2012 and June 30, 2011 are provided in this earnings release addendum.

STATE STREET CORPORATION
Earnings Release Addendum
RECONCILIATIONS OF OPERATING-BASIS (NON-GAAP) FINANCIAL INFORMATION
Quarters Ended June 30, 2012, March 31, 2012 and June 30, 2011

In addition to presenting State Street’s financial results in conformity with GAAP, management also presents results on a non-GAAP, or "operating," basis, in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. Refer to "Supplemental Information - Explanation of Non-GAAP Financial Measures" on the preceding page of this earnings release addendum for further information with respect to State Street's use of non-GAAP financial measures. The following tables reconcile operating-basis financial information presented in the earnings release to financial information prepared and reported in conformity with GAAP.

		Quarters Ended			% Change
					Q2 2012	Q2 2012
		June 30,	March 31,	June 30,	vs.	vs.
(Dollars in millions, except per share amounts)		2012	2012	2011	Q1 2012	Q2 2011

Total Revenue:
Total revenue, GAAP basis		$2,423	$2,421	$2,491	0.1%	(2.7)%
Add:	Net interest revenue adjustment (see below)	31	31	33
	Loss on sale of Greek investment securities	46	-	-
Less:	Net interest revenue adjustment (see below)	(74)	(49)	(51)
Total revenue, operating basis (1) (2)		$2,426	$2,403	$2,473	0.96	(1.90)

Net Interest Revenue:
Net interest revenue, GAAP basis		$672	$625	$572	8	17
Add:	Tax-equivalent adjustment not included in reported results	31	31	33
Less:	Discount accretion related to former conduit securities	(74)	(49)	(51)
Net interest revenue, operating basis		$629	$607	$554	4	14

Gains (Losses) Related to Investment Securities, net:
Gains (Losses) related to investment securities, net, GAAP basis		$(27)	$11	$27
Add:	Loss on sale of Greek investment securities	46	-	-
Gains (Losses) related to investment securities, net, operating basis		$19	$11	$27

Expenses:
Total expenses, GAAP basis		$1,772	$1,835	$1,774	(3)	-
Less:	Acquisition costs	(15)	(13)	(13)
	Restructuring charges	(22)	(8)	(4)
	Litigation settlement costs (3)	(7)	(15)	-
Total expenses, operating basis (1) (2)		$1,728	$1,799	$1,757	(3.95)	(1.65)

Income Taxes:
Income tax expense, GAAP basis		$162	$159	$202
Add:	Tax-equivalent adjustment not included in reported results	31	31	33
	Net tax effect of non-operating adjustments	2	(6)	(15)
Income tax expense, operating basis		$195	$184	$220

Net Income Available to Common Shareholders:
Net income available to common shareholders, GAAP basis		$480	$417	$502	15	(4)
Less:	Net after-tax effect of operating-basis adjustments to net interest revenue, expenses and income tax expense	14	(7)	(19)
Net income available to common shareholders, operating basis		$494	$410	$483	20	2

Diluted Earnings per Common Share:
Diluted earnings per common share, GAAP basis		$.98	$.85	$1.00	15	(2)
Add:	Acquisition costs, net of income taxes	.02	.02	.01
	Restructuring charges, net of income taxes	.03	.01	.01
	Litigation settlement costs, net of income taxes	.01	.02	-
	Loss on sale of Greek investment securities, net of income taxes	.06	-	-
Less:	Discount accretion related to former conduit securities, net of income taxes	(.09)	(.06)	(.06)
Diluted earnings per common share, operating basis		$1.01	$.84	$.96	20	5

Return on Average Common Equity:
Return on average common equity, GAAP basis		10.0%	8.8%	10.6%
Add:	Acquisition costs	0.2	0.2	0.1
	Restructuring charges	0.3	0.1	0.1
	Litigation settlement costs	0.1	0.2	-
	Loss on sale of Greek investment securities	0.6	-	-
Less:	Discount accretion related to former conduit securities	(0.9)	(0.7)	(0.6)
Return on average common equity, operating basis		10.3%	8.6%	10.2%

(1) For the quarters ended June 30, 2012 and March 31, 2012, positive operating leverage in the quarter-over-quarter comparison was approximately 490 basis points, based on an increase in total operating-basis revenue of 0.96% and a decrease in total operating-basis expenses of 3.95%.

(2) For the quarters ended June 30, 2012 and 2011, negative operating leverage in the year-over-year comparison was approximately 25 basis points, based on a decrease in total operating-basis revenue of 1.90% and a decrease in total operating-basis expenses of 1.65%.

(3) Adjustments reduced GAAP-basis other expenses from $298 million to operating-basis other expenses of $291 million for the quarter ended June 30, 2012, and reduced GAAP-basis other expenses from $259 million to operating-basis other expenses of $244 million for the quarter ended March 31, 2012.

STATE STREET CORPORATION
Earnings Release Addendum
RECONCILIATIONS OF OPERATING-BASIS (NON-GAAP) FINANCIAL INFORMATION
Six Months Ended June 30, 2012 and 2011

In addition to presenting State Street’s financial results in conformity with GAAP, management also presents results on a non-GAAP, or "operating," basis, in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. Refer to "Supplemental Information - Explanation of Non-GAAP Financial Measures" earlier in this earnings release addendum for further information with respect to State Street's use of non-GAAP financial measures. The following tables reconcile operating-basis financial information presented in the earnings release to financial information prepared and reported in conformity with GAAP.

		Six Months Ended		% Change Six Months Ended
				June 30, 2012
		June 30,	June 30,	vs.
(Dollars in millions, except per share amounts)		2012	2011	June 30, 2011

Total Revenue:
Total revenue, GAAP basis		$4,844	$4,852	(0.2)%
Add:	Net interest revenue adjustment (see below)	62	64
	Loss on sale of Greek investment securities	46	-
Less:	Net interest revenue adjustment (see below)	(123)	(113)
Total revenue, operating basis (1)		$4,829	$4,803	0.54

Net Interest Revenue:
Net interest revenue, GAAP basis		$1,297	$1,149	13
Add:	Tax-equivalent adjustment not included in reported results	62	64
Less:	Discount accretion related to former conduit securities	(123)	(113)
Net interest revenue, operating basis		$1,236	$1,100	12

Gains (Losses) Related to Investment Securities, net:
Gains (Losses) related to investment securities, net, GAAP basis		$(16)	$20
Add:	Loss on sale of Greek investment securities	46	-
Gains (Losses) related to investment securities, net, operating basis		$30	$20

Expenses:
Total expenses, GAAP basis		$3,607	$3,476	4
Less:	Acquisition costs	(28)	(27)
	Restructuring charges, net	(30)	(9)
	Litigation settlement costs (2)	(22)	-
Total expenses, operating basis (1)		$3,527	$3,440	2.53

Income Taxes:
Income tax expense, GAAP basis		$321	$391
Add:	Tax-equivalent adjustment not included in reported results	62	64
	Net tax effect of non-operating adjustments	(4)	(31)
Income tax expense, operating basis		$379	$424

Net Income Available to Common Shareholders:
Net income available to common shareholders, GAAP basis		$897	$968	(7)
Less:	Net after-tax effect of operating-basis adjustments to net interest revenue, expenses and income tax expense	7	(46)
Net income available to common shareholders, operating basis		$904	$922	(2)

Diluted Earnings per Common Share:
Diluted earnings per common share, GAAP basis		$1.83	$1.93	(5)
Add:	Acquisition costs, net of income taxes	.04	.03
	Restructuring charges, net of income taxes	.04	-
	Litigation settlement costs, net of income taxes	.03	-
	Loss on sale of Greek investment securities, net of income taxes	.06	-
Less:	Discount accretion related to former conduit securities, net of income taxes	(.15)	(.14)
Diluted earnings per common share, operating basis		$1.85	$1.82	2

Return on Average Common Equity:
Return on average common equity, GAAP basis		9.4%	10.6%
Add:	Acquisition costs	0.2	0.2
	Restructuring charges	0.2	0.1
	Litigation settlement costs	0.2	-
	Loss on sale of Greek investment securities	0.3	-
Less:	Discount accretion related to former conduit securities	(0.8)	(0.8)
Return on average common equity, operating basis		9.5%	10.1%

(1) For the six months ended June 30, 2012 and 2011, negative operating leverage in the year-over-year comparison was approximately 200 basis points, based on an increase in total operating-basis revenue of 0.54% and an increase in total operating-basis expenses of 2.53%.

(2) Adjustment reduced GAAP-basis other expenses from $557 million to operating-basis other expenses of $535 million for the six months ended June 30, 2012.

STATE STREET CORPORATION
Earnings Release Addendum
Tangible Common Equity and Tier 1 Common Ratios
As of Period End

The table set forth below presents the calculations of State Street's ratios of tangible common equity to total tangible assets and its ratios of tier 1 common capital to total risk-weighted assets.

		As of
		June 30,	March 31,	June 30,
(Dollars in millions)		2012	2012	2011

Consolidated Total Assets		$200,777	$187,956	$190,455
Less:
Goodwill		5,611	5,700	5,748
Other intangible assets		2,334	2,443	2,616
Excess reserves held at central banks		24,546	16,883	22,148
Adjusted assets		168,286	162,930	159,943
Plus deferred tax liabilities		705	731	775
Total tangible assets	A	$168,991	$163,661	$160,718

Consolidated Total Common Shareholders' Equity		$19,397	$19,659	$19,334
Less:
Goodwill		5,611	5,700	5,748
Other intangible assets		2,334	2,443	2,616
Adjusted equity		11,452	11,516	10,970
Plus deferred tax liabilities		705	731	775
Total tangible common equity	B	$12,157	$12,247	$11,745

Tangible common equity ratio	B/A	7.2%	7.5%	7.3%

Tier 1 Risk-based Capital		$13,976	$14,126	$13,333
Less:
Trust preferred securities		950	950	950
Preferred stock		500	500	500
Tier 1 common capital	C	$12,526	$12,676	$11,883

Total risk-weighted assets	D	$70,118	$73,789	$70,394

Ratio of tier 1 common capital to total risk-weighted assets	C/D	17.9%	17.2%	16.9%

STATE STREET CORPORATION Earnings Release Addendum BASEL III CAPITAL RECONCILIATION June 30, 2012

The table set forth below reconciles State Street's capital ratios calculated in accordance with currently applicable regulatory requirements, referred to as Basel I, as well as the tier 1 common ratio, to estimated ratios calculated in accordance with Basel III as State Street currently understands the impact of the Basel III requirements, which were issued by the Basel Committee on Banking Supervision in 2010. The table also presents information with respect to the estimated impact of the recently issued U.S. Notices of Proposed Rulemaking, or NPRs, on estimated Basel III ratios as of June 30, 2012.

	( A )		( B )	( C )	( D )	( E )
(Dollars in millions)	Current Requirements (1) (Basel I)		Original Basel III Requirements (2) (Basel Committee)	Basel III NPRs with Impact of SSFA (3)	Basel III NPRs with SSFA and Runoff (4)	Basel III NPRs with SSFA, Runoff and Management Mitigation (5)

Tier 1 risk-based capital	$13,976	A	$13,359	$13,359	$13,359	$13,359
Less:
Trust preferred securities	950		637	637	637	637
Preferred stock	500		500	500	500	500
Tier 1 common capital	12,526	B	12,222	12,222	12,222	12,222

Total risk-based capital	15,088	C	14,931	14,931	14,931	14,931

Total risk-weighted assets	70,118	D	96,167	124,516	102,108	96,167
Adjusted quarterly average assets	181,656	E	217,764	217,764	217,764	217,764

RATIOS:
Tier 1 risk-based capital	19.9%	A/D	13.9%	10.7%	13.1%	13.9%
Total risk-based capital	21.5%	C/D	15.5%	12.0%	14.6%	15.5%
Tier 1 common	17.9%	B/D	12.7%	9.8%	12.0%	12.7%
Tier 1 leverage	7.7%	A/E	6.1%	6.1%	6.1%	6.1%

(1) Actual (unaudited) total risk-based capital, tier 1 risk-based capital and tier 1 leverage ratios were calculated in accordance with Basel I. The tier 1 common ratio was calculated by dividing (a) tier 1 risk-based capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities (tier 1 common capital), by (b) total risk-weighted assets, which were calculated in accordance with Basel I.

(2) For purposes of the calculations in accordance with the original Basel III requirements issued by the Basel Committee on Banking Supervision in 2010, total risk-based capital, tier 1 risk-based capital and tier 1 leverage ratios, total risk-weighted assets and adjusted quarterly average assets were calculated based on State Street’s estimates, based on the original Basel III requirements and related published statements of U.S. banking regulators, of the effects of the original Basel III requirements expected to affect capital beginning in 2013. The tier 1 common ratio was calculated by dividing (a) tier 1 common capital (as described in footnote (1)), but with tier 1 risk-based capital calculated in accordance with the original Basel III requirements by, (b) total risk-weighted assets, which are calculated in accordance with Basel III. While U.S. banking regulators have published NPRs, as described below, there remains considerable uncertainty concerning the timing for adoption and implementation of Basel III in the U.S. When adopted, the proposed rules may reflect modifications or adjustments. Therefore, State Street’s current understanding of the original Basel III requirements, as reflected in the column (B) above, may differ from the ultimate application of Basel III upon adoption in the U.S.

  Tier 1 risk-based capital used in the calculation of the tier 1 risk-based capital and tier 1 leverage ratios decreased by $617 million, as a result of applying estimated Basel III requirements to tier 1 risk-based capital of $13.976 billion as of June 30, 2012. Total risk-based capital used in the calculation of the total risk-based capital ratio decreased by $157 million, as a result of applying estimated Basel III requirements to total risk-based capital of $15.088 billion as of June 30, 2012.
  Tier 1 common capital used in the calculation of the tier 1 common ratio was $12.222 billion, reflecting the adjustments to tier 1 risk-based capital described in the first bullet above. Tier 1 common capital used in the calculation is therefore calculated as adjusted tier 1 risk-based capital of $13.359 billion less non-common elements of capital, composed of trust preferred securities of $637 million and preferred stock of $500 million as of June 30, 2012, resulting in tier 1 common capital of $12.222 billion. At June 30, 2012, there was no qualifying minority interest in subsidiaries.
  Total risk-weighted assets used in the calculation of the total risk-based capital, tier 1 risk-based capital and tier 1 common ratios increased by $26.049 billion as a result of applying estimated Basel III requirements to total risk-weighted assets of $70.118 billion as of June 30, 2012.
  Consolidated adjusted quarterly average assets used in the calculation of the leverage ratio increased by $36.108 billion as a result of applying estimated Basel III requirements to the actual consolidated adjusted quarterly average assets of $181.656 billion as of June 30, 2012.

In June 2012, U.S. banking regulators issued three concurrent NPRs. These NPRs propose to revise the current U.S. regulatory capital framework and incorporate changes made by the Basel Committee on Banking Supervision to the Basel capital framework. The NPRs also propose to implement relevant provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and restructure the U.S. capital rules into a harmonized, codified regulatory capital framework. The NPRs are currently in a comment period, with comments due in September 2012.

Footnotes (3) through (5) below present the Basel III ratios described above as they would be affected by the NPRs, specifically the application of the Simplified Supervisory Formula Approach, or SSFA, as well as the estimated effect of runoff, reinvestment and mitigating management actions through December 2014. The effect of runoff, reinvestment and mitigating management actions is expected to substantially offset the increase in total risk-weighted assets resulting from the application of the SSFA. In the aggregate, approximately 79% of the reduction in total risk-weighted assets is expected to result from runoff and reinvestment, with the remaining 21% expected to result from mitigating management actions. These estimates are subject to change based on regulatory clarifications, further analysis, the results of industry comment on the NPRs and other factors.

(3) Presents ratios calculated in accordance with original Basel III requirements as described in footnote (2), but assumes application of the SSFA; the application of the SSFA is estimated to increase total risk-weighted assets by $28.349 billion, from $96.167 billion calculated as described in footnote (2) to $124.516 billion.

(4) Presents ratios calculated in accordance with original Basel III requirements as described in footnote (2), the application of the SSFA as described in footnote (3), and runoff of investment securities as they mature or pay down and are replaced by subsequent reinvestment into new securities, from July 2012 through December 2014. The runoff and subsequent reinvestment are estimated to reduce total risk-weighted assets by $22.408 billion, from $124.516 billion to 102.108 billion.

(5) Presents ratios calculated in accordance with Basel III as described in footnote (2), the application of the SSFA as described in footnote (3), the runoff of investment securities as they mature or pay down and are replaced by subsequent reinvestment into new securities as described in footnote (4), and additional actions by management deemed necessary to mitigate the remaining impact of the application of the SSFA. These actions are estimated to reduce total risk-weighted assets by an additional $5.941 billion, from $102.108 billion to 96.167 billion.

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